As filed with the Securities and Exchange Commission on April 14, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MDU RESOURCES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	No. 41-0423660 (I.R.S. Employer Identification No.)

1200 West Century Avenue
P.O. Box 5650
Bismarck, North Dakota 58506-5650
 (Address of principal executive offices, including zip code)

MDU RESOURCES GROUP, INC.
401(k) RETIREMENT PLAN
(Full title of the plan)

Terry D. Hildestad President and Chief Executive Officer MDU Resources Group, Inc. 1200 West Century Avenue Bismarck, North Dakota 58506-5650 (701) 530-1000	Vernon A. Raile Executive Vice President, Treasurer and Chief Financial Officer MDU Resources Group, Inc. 1200 West Century Avenue Bismarck, North Dakota 58506-5650 (701) 530-1000	Elizabeth W. Powers, Esq. Dewey & LeBoeuf LLP 1301 Avenue of the Americas New York, New York 10019 (212) 259-8000
(Name, address and telephone number, including area code, of agents for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, $1.00 par value	3,000,000 shares	$ 16.39	$ 49,170,000	$ 2,744

(1)  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)  Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers any additional securities to be offered or issued in connection with a stock split, stock dividend or similar transaction.
(3)  Determined on the basis of the average of the high and low sale price of the common stock as reported in the consolidated reporting system on April 7, 2009, solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference.

We incorporate by reference in this registration statement the following documents we or the MDU Resources Group, Inc. 401(k) Plan have filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934:

1.           Annual Report on Form 10-K for the year ended December 31, 2008, filed February 13, 2009 (SEC File No. 1-3480);

2.           The MDU Resources Group, Inc. 401(k) Plan's Annual Report on Form 11-K for the year ended December 31, 2007, filed June 24, 2008;

3.           Current Reports on Form 8-K, filed  February 18, 2009, March 5, 2009 and March 16, 2009 (SEC File No. 1-3480); and

4.           Description of the common stock contained in the Registration Statement on Form 8-A, filed September 21, 1994, as amended by Amendment No. 1 thereto, filed March 23, 2000, Amendment No. 2 thereto, filed March 10, 2003, Amendment No. 3 thereto, filed January 21, 2004, Amendment No. 4 thereto, filed June 27, 2007, Amendment No. 5 thereto, filed November 19, 2008, Amendment No. 6 thereto, filed January 5, 2009 and any further amendments thereto (SEC File No. 1-3480).

All documents that we or the MDU Resources Group, Inc. 401(k) Plan subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 other than any information we furnish, rather than file, with the Securities and Exchange Commission pursuant to certain items of Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of the registration statement shall be deemed to be modified or superseded for purposes of the registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference or deemed to be part of the registration statement modifies or replaces such statement.  Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of the registration statement after the most recent effective date may modify or replace existing statements contained in the registration statement.  Any such statement so modified shall not be deemed in its unmodified form to constitute a part of the registration statement for purposes of the Securities Act of 1933.  Any statement so superseded shall not be deemed to constitute a part of the registration statement for purposes of the Securities Act of 1933.

Item 5.                      Interests of Named Experts and Counsel.

The consolidated financial statements and the related financial statement schedule, incorporated in the registration statement by reference from our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The statement of net assets available for benefits of the MDU Resources Group, Inc. 401(k) Plan as of December 31, 2007, and the related statement of changes in net assets available for benefits for the year then ended incorporated in the registration statement by reference from the plan's Annual Report on Form 11-K for the year ended December 31, 2007 have been audited by Virchow, Krause & Company, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the statement of net assets available for benefits of the plan and the related statement of changes in net assets available for benefits for the year then ended).  Such statement of net assets available for benefits of the plan and statement of changes in net assets available for benefits have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The statement of net assets available for benefits of the MDU Resources Group, Inc. 401(k) Plan as of December 31, 2006 incorporated in the registration statement by reference from the MDU Resources Group, Inc. 401(k) Plan's Annual Report on Form 11-K for the year ended December 31, 2007 has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference.  Such statement of net assets available for benefits of the plan has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The validity of the common stock has been passed upon for us by Paul K. Sandness, Esq., our General Counsel, and by Dewey & LeBoeuf LLP, New York, New York.  As of April 10, 2009, Mr. Sandness owned approximately 35,656 shares of our common stock.

Item 6.                      Indemnification of Directors and Officers.

Our bylaws include the following provision:

7.07           Indemnification of Officers, Directors, Employees and Agents; Insurance.

(a)	The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

(b)
The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)
To the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d)
Any indemnification under subsections (a) and (b) of this Section (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct as set forth in subsections (a) and (b) of this Section.  Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)
Expenses (including attorneys' fees) incurred by a present or former officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Section.  Once the Corporation has received the undertaking, the Corporation shall pay the officer or director within 30 days of receipt by the Corporation of a written application from the officer or director for the expenses incurred by that officer or director.  In the event the Corporation fails to pay within the 30-day period, the applicant shall have the right to sue for recovery of the expenses contained in the written application and, in addition, shall recover all attorneys' fees and expenses incurred in the action to enforce the application and the rights granted in this Section 7.07.  Expenses (including attorneys' fees) incurred by other employees and agents shall be paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(f)
The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnity or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g)
The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section.

(h)
For the purposes of this Section, references to "the Corporation" include all constituent corporations absorbed in a consolidation or merger, as well as the resulting or surviving corporation, so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as such person would if such person had served the resulting or surviving corporation in the same capacity.

(i)	For purposes of this Section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Section.

(j)
The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 145 of the General Corporation Law of the State of Delaware provides for indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933.  We maintain liability insurance protecting us, as well as our directors and officers, against liability by reason of their being or having been our directors or officers.

Item 8.                      Exhibits.

*4.1	Restated Certificate of Incorporation of the Company, as amended, filed as Exhibit 3.1 to Form 8-A/A filed on June 27, 2007 in File No. 1-3480.
*4.2	Company Bylaws, as amended to date, filed as Exhibit 3.1 to Form 8-K dated November 13, 2008, filed on November 19, 2008, in File No. 1-3480.

*4.3
Indenture of Mortgage, dated as of May 1, 1939, as restated in the Forty-fifth Supplemental Indenture, dated as of April 21, 1992, and the Forty-sixth through Fiftieth Supplements thereto between the Company and the New York Trust Company (The Bank of New York, successor Corporate Trustee) and A.C. Downing (Douglas J. MacInnes, successor Co-Trustee), filed as Exhibit 4(a) to Form S-3, in Registration No. 33-66682; and Exhibits 4(e), 4(f) and 4(g) to Form S-8, in Registration No. 33-53896; and Exhibit 4(c)(i) to Form S-3, in Registration No. 333-49472; and Exhibit 4(e) to Form S-8, on January 21, 2004 in Registration No. 333-112035.

*4.4	Indenture, dated as of December 15, 2003, between the Company and The Bank of New York, as trustee, filed as Exhibit 4(f) to Form S-8, on January 21, 2004 in Registration No. 333-112035.
4.5	MDU Resources Group, Inc. 401(k) Retirement Plan, as restated December 1, 2006.
4.6	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated December 12, 2006.
4.7	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated December 28, 2006.
4.8	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated February 2, 2007.
4.9	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated May 30, 2007.
4.10	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated August 29, 2007.
4.11	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated August 29, 2007.
4.12	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated August 29, 2007.
4.13	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated December 14, 2007.
4.14	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated December 14, 2007.
4.15	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated December 14, 2007.
4.16	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated December 14, 2007.
4.17	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated February 13, 2008.
4.18	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated June 16, 2008.

4.19	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated November 24, 2008.
4.20	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated November 24, 2008.
4.21	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated December 29, 2008.
5.1	Opinion of Paul K. Sandness, Esq., General Counsel to the Company.
5.2	Opinion of Dewey & LeBoeuf LLP, counsel to the Company.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Virchow, Krause & Company, LLP.
23.3	The consents of Paul K. Sandness and Dewey & LeBoeuf LLP are contained in their opinions filed as Exhibits 5.1 and 5.2, respectively, hereto.
24	Power of Attorney (see signature pages).
____________________________

* Previously filed and incorporated herein by reference.

We will submit or have submitted the MDU Resources Group, Inc. 401(k) Plan and any amendment thereto to the Internal Revenue Service (the "IRS") in a timely manner and have made or will make all changes required by the IRS in order to qualify the plan, as amended, under Section 401 of the Internal Revenue Code.

Item 9.                      Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 % change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

Each director and/or officer of the registrant whose signature appears below hereby appoints the agents for service named on the cover of this registration statement, and each of them severally, as his/her attorney-in-fact to sign in his/her name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such agent for service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bismarck, State of North Dakota, on the 13th day of April, 2009.

MDU RESOURCES GROUP, INC.

By:	/s/ Terry D. Hildestad
Terry D. Hildestad
President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Terry D. Hildestad	Chief Executive Officer and Director	April 13, 2009
Terry D. Hildestad (President and Chief Executive Officer)

/s/ Vernon A. Raile	Chief Financial Officer	April 13, 2009
Vernon A. Raile (Executive Vice President, Treasurer and Chief Financial Officer)

Signature	Title	Date

/s/ Doran N. Schwartz	Chief Accounting Officer	April 13, 2009
Doran N. Schwartz (Vice President and Chief Accounting Officer)

/s/ Harry J. Pearce	Director	April 13, 2009
Harry J. Pearce (Chairman of the Board)

/s/ Thomas Everist	Director	April 13, 2009
Thomas Everist

/s/ Karen B. Fagg	Director	April 13, 2009
Karen B. Fagg

/s/ A. Bart Holaday	Director	April 13, 2009
A. Bart Holaday

/s/ Dennis W. Johnson	Director	April 13, 2009
Dennis W. Johnson

/s/ Thomas C. Knudson	Director	April 13, 2009
Thomas C. Knudson

/s/ Richard H. Lewis	Director	April 13, 2009
Richard H. Lewis

/s/ Patricia L. Moss	Director	April 13, 2009
Patricia L. Moss

/s/ John L. Olson	Director	April 13, 2009
John L. Olson

/s/ Sister Thomas Welder	Director	April 13, 2009
Sister Thomas Welder

/s/ John K. Wilson	Director	April 13, 2009
John K. Wilson

POWER OF ATTORNEY

The MDU Resources Group, Inc. 401(k) Retirement Plan hereby appoints the agents for service named on the cover of this registration statement, and each of them severally, as its attorney-in-fact to sign in its name and behalf and to file with the Securities and Exchange Commission any and all amendments including post-effective amendments to this registration statement.

SIGNATURES

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the MDU Resources Group, Inc. Employee Benefits Committee, which functions as the 401(k) Retirement Plan Committee, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bismarck, State of North Dakota, on the 13th day of April, 2009.

MDU RESOURCES GROUP, INC. 401(k) RETIREMENT PLAN

By:	/s/ Vernon A. Raile
Vernon A. Raile, Chairman
MDU Resources Group, Inc. Employee Benefits Committee

EXHIBIT INDEX

*4.1	Restated Certificate of Incorporation of the Company, as amended, filed as Exhibit 3.1 to Form 8-A/A filed on June 27, 2007 in File No. 1-3480.
*4.2	Company Bylaws, as amended to date, filed as Exhibit 3.1 to Form 8-K dated November 13, 2008, filed on November 19, 2008, in File No. 1-3480.
*4.3
Indenture of Mortgage, dated as of May 1, 1939, as restated in the Forty-fifth Supplemental Indenture, dated as of April 21, 1992, and the Forty-sixth through Fiftieth Supplements thereto between the Company and the New York Trust Company (The Bank of New York, successor Corporate Trustee) and A.C. Downing (Douglas J. MacInnes, successor Co-Trustee), filed as Exhibit 4(a) to Form S-3, in Registration No. 33-66682; and Exhibits 4(e), 4(f) and 4(g) to Form S-8, in Registration No. 33-53896; and Exhibit 4(c)(i) to Form S-3, in Registration No. 333-49472; and Exhibit 4(e) to Form S-8, on January 21, 2004 in Registration No. 333-112035.

*4.4	Indenture, dated as of December 15, 2003, between the Company and The Bank of New York, as trustee, filed as Exhibit 4(f) to Form S-8, on January 21, 2004 in Registration No. 333-112035.
4.5	MDU Resources Group, Inc. 401(k) Retirement Plan, as restated December 1, 2006.
4.6	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated December 12, 2006.
4.7	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated December 28, 2006.
4.8	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated February 2, 2007.
4.9	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated May 30, 2007.
4.10	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated August 29, 2007.
4.11	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated August 29, 2007.
4.12	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated August 29, 2007.
4.13	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated December 14, 2007.
4.14	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated December 14, 2007.

4.15	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated December 14, 2007.
4.16	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated December 14, 2007.
4.17	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated February 13, 2008.
4.18	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated June 16, 2008.
4.19	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated November 24, 2008.
4.20	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated November 24, 2008.
4.21	Instrument of Amendment to the MDU Resources Group, Inc. 401(k) Retirement Plan, dated December 29, 2008.
5.1	Opinion of Paul K. Sandness, Esq., General Counsel to the Company.
5.2	Opinion of Dewey & LeBoeuf LLP, counsel to the Company.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Virchow, Krause & Company, LLP.
23.3	The consents of Paul K. Sandness and Dewey & LeBoeuf LLP are contained in their opinions filed as Exhibits 5.1 and 5.2, respectively, hereto.
24	Power of Attorney (see signature pages).
____________________________

* Previously filed and incorporated herein by reference.